EXHIBIT 10.9

ASHFORD INC.
AMENDED AND RESTATED
NONQUALIFIED DEFERRED COMPENSATION PLAN
Originally Adopted by Ashford Hospitality Trust, Inc., Effective January 1, 2008
Assumed by Ashford Inc., Effective November 12, 2014

TABLE OF CONTENTS
ASHFORD INC.
AMENDED AND RESTATED
NONQUALIFIED DEFERRED COMPENSATION PLAN

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ASHFORD INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
Originally Adopted by Ashford Hospitality Trust, Inc., Effective January 1, 2008
Assumed by Ashford Inc., Effective November 2, 2014

PREAMBLE
Ashford Hospitality Trust, Inc. (“Ashford Trust”) adopted on December 31, 2007, the Ashford Hospitality Trust, Inc. Nonqualified Deferred Compensation Plan (the “Original Plan”), effective January 1, 2008, for the benefit of a select group of management or highly compensated employees of the Company. The Company subsequently restated the Original Plan on April 4, 2008, effective as of January 1, 2008 to clarify certain provisions. On November 12, 2014, in connection with the spin-off of Ashford Inc. from Ashford Trust, Ashford Trust transferred and assigned the Original Plan and all liabilities thereunder to Ashford Inc., and Ashford Inc. assumed the Original Plan and all liabilities thereunder. Ashford Inc. then amended and restated the Original Plan to remove references to Ashford Trust and replace them with references to Ashford Inc. and to clarify certain provisions of the Original Plan (as amended, the “Plan”). The purpose of the Plan is to permit designated executives and key employees of the Company to accumulate additional retirement income on a tax deferred basis.
This Plan is intended to be a nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. The provisions of this Plan shall be construed consistent with the requirements of Code Section 409A and applicable regulations and other guidance issued thereunder.
ARTICLE 1
DEFINITIONS
As used in this Plan, the following capitalized words shall have the meanings indicated below, unless the context clearly requires a different meaning:
1.1    “Account” means the aggregate of a Participant’s Cash Account and Stock Account.
1.2    “Allocation Date” means each business day during the Plan Year.
1.3    “Base Salary” means a Participant’s base salary as shown in the personnel records of the Company.
1.4    “Beneficiary” means the person or persons designated by a Participant or otherwise entitled to receive any amount credited to his or her Account that remains undistributed at the Participant’s death.
1.5    “Bonus” means the annual bonus payable to a Participant as incentive compensation as determined by the Company, and any other bonus, including long-term incentive bonus, which the Committee, in its sole discretion, determines is eligible for deferral under the Plan.

1.6    “Bonus Deferral Election” means an agreement between a Participant and the Company under which the Participant agrees to defer all or a portion of his or her Bonus.
1.7    “Cash Account” means the separate bookkeeping account established on behalf of each Participant to reflect the amounts credited to the Plan on his or her behalf that are not invested in the Stock Account. Separate sub-accounts shall be maintained in the Cash Account for deferrals attributable to each Plan Year.
1.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.9    “Committee” means the committee appointed in accordance with Section 8.1 to administer the Plan.
1.10    “Common Stock” means common stock of Ashford Inc., $.01 par value per share.
1.11    “Company” means Ashford Inc. a Delaware corporation, and any entity within its control group determined under Code Section 414.
1.12    “Disability” means that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. For all purposes, the term “Disability” shall comply with the requirements of Section 409A.
1.13    “Eligible Employee” means an employee of the Company who is a member of a select group of management or highly compensated employees and who is designated by the Company as eligible for participation in the Plan.
1.14    “Investment Fund” means one or more of the measurement investment funds designated by the Committee for purposes of crediting or debiting hypothetical investment gains and losses to the Cash Accounts of Participants.
1.15    “Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1; provided, however, with respect to any person who was a Participant in the Plan immediately prior to the spin-off of Ashford Inc. from Ashford Trust and who immediately following such spin-off continues to be employed by Ashford Trust, effective as of the date of such spin-off and notwithstanding any other Plan provisions to the contrary: such person shall continue to be treated as a Participant in the Plan; such person shall immediately cease to be eligible to make further contributions to the Plan; and all references to the term “Company” shall refer to Ashford Inc. or Ashford Trust as determined by the Committee depending upon the particular context.

1.16    “Plan” means the Amended and Restated Ashford Inc. Nonqualified Deferred Compensation Plan, as set forth herein and as from time to time amended.
1.17    “Plan Year” means the calendar year (January 1-December 31).
1.18    “Retirement” means Separation from Service on or after attainment of age 55 with 10 or more years of service with the Company; provided, however, years of service with Ashford Trust prior to the spin-off of Ashford Inc. from Ashford Trust shall count as years of service with the Company.
1.19    “RSU Deferral Election” means an election to defer receipt of shares of Common Stock otherwise payable to the Participant upon the vesting of restricted stock unit awards under the Stock Incentive Plan. The Committee, in its discretion, shall determine which restricted stock unit awards, if any, under the Stock Incentive Plan are eligible for deferral under the Plan.
1.20    “Salary Deferral Election” means an agreement between a Participant and the Company under which the Participant agrees to defer a portion of his or her Base Salary.
1.21    “Separation from Service” means the termination of a Participant’s employment with the Company (or with any other entity with whom the Company would be considered a single employer under Code Section 414 as provided under Code Section 409A and regulations thereunder) which constitutes a “separation from service” as that term is defined under Code Section 409A and regulations issued thereunder; provided, however, with respect to any person who was a Participant in the Plan immediately prior to the spin-off of Ashford Inc. from Ashford Trust and who immediately following such spin-off continues to be employed by Ashford Trust, a “Separation from Service” means a “separation from service” (as that term is defined under Code Section 409A and regulations issued thereunder) from Ashford Trust.
1.22    “Specified Employee” means a Participant who is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Company. For purpose of this definition, a Participant is a key employee if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on any December 31st. If a Participant is a key employee as of any December 31st, then that Participant is treated as a Specified Employee for distributions during the 12-month period beginning on the April 1st following the relevant December 31st.
1.23    “Stock Account” means the separate bookkeeping account established on behalf of each Participant to reflect amounts credited to the Plan on his or her behalf with respect to deferrals of restricted stock unit awards under the Stock Incentive Plan. The Stock Account shall be maintained in the form of Stock Units and shall be payable solely in the form of shares of Common Stock from the Stock Incentive Plan. Separate sub-accounts shall be maintained in the Stock Account for deferrals attributable to each Plan Year.
1.24    “Stock Incentive Plan” means the Ashford Inc. 2014 Incentive Plan, and any successor thereto.

1.25    “Stock Unit” means a unit that entitles the Participant to one share of Common Stock.
1.26    Rules of Construction

(a)	Governing law. The construction and operation of this Plan are governed by the laws of the State of Texas except to the extent pre-empted by ERISA or other applicable federal law.

(b)	Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

(c)	Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

(d)	Singular and plural. Unless clearly inappropriate, singular items also refer to the plural and vice versa.

(e)
Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions shall remain in full force and effect and be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

ARTICLE 2
PARTICIPATION IN THE PLAN
2.1    Eligibility
Participation in the Plan shall be limited to employees of the Company who (i) qualify for inclusion in a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and (ii) are designated by the Company as being eligible to participate in the Plan. If the Company determines that a Participant no longer qualifies as being a member of a select group of management or highly compensated employees, the Company shall have the right to suspend the Participant’s contributions for future Plan Years, except to the extent prohibited by Section 409A of the Code.
2.2    Commencement of Participation
Eligible Employees may elect to participate in the Plan, in the manner designated by and acceptable to the Company, prior to the first day of each Plan Year (or in the case of newly eligible enrollees, within 30 days of first becoming eligible to participate in the Plan).

ARTICLE 3
DEFERRAL ACCOUNTS
3.1    Deferral Elections

(a)
Deferral of Base Salary. After satisfaction of applicable statutory tax withholding requirements and Company mandated withholding for applicable benefits, an Eligible Employee may elect to defer up to 100% of his or her Base Salary for a Plan Year by filing a Salary Deferral Election in accordance with Section 3.2.

(b)	Deferral of Bonus. An Eligible Employee may elect to defer up to 100% of his or her Bonus for a Plan Year by filing a Bonus Deferral Election in accordance with Section 3.2.

(c)
Deferral of Equity Awards. An Eligible Employee may elect to defer payment of up to 100% of his or her restricted stock units vesting under the Stock Incentive Plan by filing an RSU Deferral Election in accordance with Section 3.2.

3.2    Deferral Elections. A Participant’s deferral elections shall be in writing, and shall be filed with the Committee at such time and in such manner as the Committee shall provide, subject to the following:

(a)
Salary Deferrals. A Salary Deferral Election shall be made during the election period established by the Committee, which shall end no later than the last day of the Plan Year preceding the Plan Year in which the Base Salary would otherwise be earned.

(b)
Bonus Deferrals. If the Committee determines that Bonus eligible for deferral satisfies the requirements of “performance based compensation” within the meaning of Code Section 409A, then any election to defer such Bonus must be made no later than the date which is six months prior to the end of the performance period to which the Bonus relates. If the Committee determines that any Bonus eligible for deferral under the Plan does not satisfy the requirements of performance based compensation, then any election to defer such Bonus must be made no later of the last day of the calendar year preceding the Plan Year which contains the first day of the performance period to which such Bonus relates. Any deferral of Bonus shall be made in accordance with the rules and procedures established by the Committee.

(c)
Restricted Stock Unit Deferrals. An RSU Deferral Election shall be made during the election period established by the Committee, which shall end no later than 30 days after the date such restricted stock units are awarded to the Eligible Employee provided that the vesting date under the Stock Incentive Plan for such RSU’s is at least 12 months after the date of such deferral election. If the Committee determines that restricted stock units eligible for deferral satisfy the requirements of performance based compensation within the meaning of Code Section 409A, then the election to defer must be made no later than the date which is six months prior to the end of the performance period with respect to such restricted stock units.

(d)	Deferral elections may be expressed as a percentage or in whole dollar amounts (or whole shares, with respect to restricted stock units), within the limits provided under the Plan.

(e)
The minimum annual deferral of Base Salary under the Plan shall be ten thousand dollars ($10,000) and any deferral election that would provide a lesser deferral for a Plan Year shall be disregarded for such Plan Year.

(f)
Notwithstanding the foregoing provisions of this Section 3.2, the Committee may provide that an employee who first becomes an Eligible Employee may make a deferral election within 30 days of first becoming an Eligible Employee, which deferral election shall relate to Base Salary, Bonus and restricted stock units earned for periods after the date such election is made.

Once made, the Committee may provide that a deferral election shall remain in effect for subsequent Plan Years unless changed or revoked by the Participant in accordance with rules established by the Committee. Any such modification or revocation shall be effective for the Plan Year following the Plan Year in which it is made. Participants shall be fully vested in their Plan benefits at all times.
3.3    Account Reflecting Deferred Compensation
The Company shall establish and maintain a separate Account for each Participant which shall reflect the amount of a Participant’s total deferrals made under Section 3.2 and all credits or charges under Section 3.4, and applicable earnings and losses under Article IV. All amounts credited or charged to a Participant’s Account hereunder shall be in a manner and form determined within the sole discretion of the Company.
3.4    Credits or Charges

(a)	Balance of Account
As of each Allocation Date, the amount credited to a Participant’s Account shall be the amount credited to his or her Account as of the immediately preceding Allocation Date, plus the Participant’s deferrals since the immediately preceding Allocation Date, minus any amount that is paid to or on behalf of a Participant pursuant to this Plan subsequent to the immediately preceding Allocation Date, plus or minus any hypothetical investment gains or losses determined pursuant to Section 3.4(b) below.

(b)	Earnings or Losses
As of each Allocation Date, a Participant’s Cash Account shall be credited or debited with earnings, gains or losses approximately equal to the earnings, gains or losses on the Investment Funds designated by the Participant to be used for purposes of calculating his or her Cash Account balance.

3.5    Credits to Trust Fund
The Company may establish a Trust Fund and make credits to it corresponding to any or all amounts credited under this Article III with respect to Eligible Employees of the Company who participate in the Plan. Notwithstanding any other provision of this Plan, any assets of the Trust Fund shall remain the property of the Company and are subject to the claims of its creditors in accordance with the terms of the Trust. No Participant (or Beneficiary) has any priority claim on Trust assets, if any, or any security interest or other right in or to such assets superior to the rights of general unsecured creditors of the Company.
ARTICLE 4
INVESTMENT ELECTIONS
4.1    Designation of Preferred Investment By Participants

(g)	Investment Funds
Each Participant may indicate to the Company, in writing, a preference that monies in his or her Cash Account be invested by the Company in one or more of the Investment Funds selected by the Committee for use by the Plan. If the monies are invested by the Company in one or more such Investment Funds, then the value of a Participant’s Cash Account at any time shall include the current fair market value of the investment in such Investment Funds. A Participant’s investment election under this Section 4.1 may be changed as of each Allocation Date (or at such other times as permitted by the Committee) in accordance with rules determined by the Committee.
Notwithstanding Section 4.1 or any other provision in this Plan or any notice, statement, summary or other communication provided to a Participant that may be interpreted to the contrary, the Company shall have sole control and discretion over the investment, management and use of all amounts credited to a Participant’s Account until such amounts are distributed pursuant to Article V. The Investment Funds are to be used for measurement purposes only, and a Participant’s preference of any such Investment Fund, the determination of credits and debits to his or her Account based on such Investment Funds, the Company’s actual ownership of such Investment Funds, and any authority granted by the Company to a Participant to change the investment of the Company’s assets, if any, shall not be considered or construed in any manner as an actual investment of the Cash Account in any such Investment Fund or to constitute a funding of this Plan. The Company shall at all times retain the discretion to invest the monies credited to the Cash Accounts of Participants in any funds it may choose and shall not have a duty to notify a Participant of the identity of such funds. In such event, the credits or charges to a Cash Account shall be determined using earnings, gains or losses equivalent to the hypothetical rate of earnings, gains or losses which such Account would have experienced had the Cash Account been invested in the Investment Funds designated by the

Participant, based on the Participant’s most current investment preference in accordance with Section 4.1.

(h)	Investment in Common Stock
Each Participant may also elect Common Stock as his or her investment option. Upon any such election of Common Stock as the investment option, all deferred amounts shall be credited to such Participant’s Account on the applicable deferral date, payable in a number of shares of Common Stock equal to such deferral amount divided by the market Common Stock price at the close of business on such day; provided however, with respect to each Participant’s Account that is transferred from the Plan previously maintained by Ashford Trust to Ashford Inc. in connection with the spin-off of Ashford Inc. from Ashford Trust, the methodology for allocating shares of Common Stock to such Participant’s Account shall be determined in such manner as the Committee deems appropriate. Any issuance of Common Stock under the Plan, with respect to all deferral amounts for a particular Participant, shall be subject to the satisfaction of any and all requisite regulatory and legal conditions precedent to such issuance.
4.2    Stock Account.
A Participant’s deferrals of shares of Common Stock payable on the vesting of restricted stock units shall be credited to the Participant’s Stock Account in the form of Stock Units. The Participant shall be credited with one Stock Unit for each share of Common Stock deferred under the Plan. All distributions from the Stock Account shall be made in shares of Common Stock, which shall be payable from the share reserve under the Stock Incentive Plan. No interest or other earnings shall accrue on such Stock Account.
Prior to distribution, Stock Units shall receive dividend equivalents, which shall entitle the Participant to an amount equal to the dividends the Participant would have received if each Stock Unit held in the Stock Account on the dividend record date for the Common Stock were a share of Common Stock held by the Participant. At the time the Participant enters into an RSU Deferral Election, the Participant shall indicate on such election the manner in which dividend equivalents with respect to the Stock Units subject to such election shall be treated. The Participant may, in any combination permitted under the Plan, elect to (i) receive such dividend equivalents as current income or (ii) have the dividend equivalents deferred under the Plan. If the Participant elects to have dividend equivalents paid as current income, the dividend equivalents shall be paid in cash (or Common Stock or other applicable property for a non-cash dividend) as of the last business day of each month. If the Participant elects to have dividend equivalents deferred under the Plan, the amount of the dividend equivalents shall be credited to the Participant’s Cash Account as of the dividend payment date and deemed invested in accordance with the Participant’s investment election then in effect for the Cash Account (or, if none, in accordance with the default deemed investment election established by the Committee). If the Participant elects to have dividend equivalents deferred under the Plan, and such dividend equivalents are payable in the form of Common Stock, then the Participant shall be credited with additional Stock Units equal to the number of shares so payable. If the dividends are deferred under the Plan, the amount attributable to the deferred dividend equivalents shall be paid in the same time and form as the underlying Stock Units to which they relate.
ARTICLE 5
DISTRIBUTION OF ACCOUNT
5.1    Distribution Upon Separation from Service
In the event a Participant incurs a Separation from Service for any reason other than death, Disability, or Retirement, the Participant’s Account shall be paid in a single lump-sum payment within 45 days following such Separation from Service.
5.2    Distribution Upon Retirement

(c)	Time of Payment
In the event a Participant incurs a Separation from Service due to Retirement, the Participant’s Cash Account and Stock Account shall be paid as of such Retirement date in the form designated by the Participant in accordance with Section 5.2(b) below.

(d)	Form of Payment
At the time a Participant makes a deferral election, the Participant shall designate the manner in which the amounts deferred shall be paid upon a Separation from Service due to Retirement. The optional forms of payment shall include: (i) a single lump-sum distribution; or (ii) annual installments of up to 15 years. If a Participant fails to elect a form of retirement distribution for a given Plan Year, payment shall automatically be made in the form of a lump-sum distribution.

(e)	Modification of Form of Payment
A Participant may elect to modify the form of any benefit payment made in accordance with this Section 5.2, subject to the following:

(i)
the new distribution election must be made at least 12 months in advance of the originally scheduled distribution date and may not take effect for at least 12 months after the date the new distribution election is made;

(ii)	the new distribution election must require a revised distribution date of at least five years from the date such payment would otherwise have been made; and

(iii)	the new distribution election shall not accelerate the schedule of any payment, except as permitted under the regulations under Code Section 409A.

Each subsequent election modification made under this Section 5.2 must comply with paragraphs (i), (ii) and (iii) above (as if the previously revised distribution date was the originally scheduled distribution date).
5.3    Distribution Upon Death

(a)	Payment of Benefit
If a Participant dies before commencing the payment of his or her Account, the unpaid Account balance shall be paid to a Participant’s designated Beneficiary. Payment to such designated Beneficiary shall begin within 45 days after the Participant’s death. Distribution shall be made to the designated Beneficiary in accordance with the Participant’s death distribution election (or if the Participant would have been eligible for Retirement at the time of his or her death, then payment shall be made in the same manner that benefits would have been paid had the Participant retired from employment).
At the time of initial enrollment in the Plan, each Participant shall designate the manner in which his or her Account shall be paid upon death. The optional forms of payment shall include: (i) a single lump-sum distribution; or (ii) annual installments of up to 15 years. If a Participant fails to elect a form of distribution which shall apply in the event of death, payment shall be automatically made in the form of a lump-sum distribution. A Participant may elect to modify the form of any benefit payment made in accordance with this Section 5.3, provided that the new distribution election must be made at least 12 months in advance of the distribution date and may not take effect for at least 12 months after the date the new distribution election is made, in accordance with the requirements of Code Section 409A.
If a Participant dies before receiving the total amount of his or her Account, but after benefit payments have commenced, the Participant’s remaining installments shall be paid to the Participant’s designated Beneficiary at the same time such payments would have been made had the Participant survived.

(b)	Designation of Beneficiary
A Participant shall designate a Beneficiary on a form to be supplied by the Company. The Beneficiary designation may be changed by the Participant at any time, but any such change shall not be effective until the Beneficiary designation form completed by the Participant is delivered to and received by the Company. In the event that the Company receives more than one Beneficiary designation form from the Participant, the form bearing the most recent date shall be controlling. If the Participant fails to designate a Beneficiary, or no designated Beneficiary survives the Participant, then the Participant’s benefits under the Plan shall be made in the following order of priority: (1) to the Participant’s surviving spouse; (2) if there is no surviving spouse, to the Participant’s children in equal shares by right of representation (one share for each surviving child and one share for each child who predeceases the Participant but has surviving descendants); and (3) to the Participant’s estate.
5.4    Distribution Upon Disability

(a)	Time of Payment
In the event a Participant terminates employment due to Disability, the Participant’s Account shall be paid as of such date in the form designated by the Participant in accordance with Section 5.4(b) below.

(b)	Form of Payment
At the time of initial enrollment in the Plan, each Participant shall designate the manner in which his Account shall be paid upon Disability. The optional forms of payment shall include: (i) a single lump sum payment; or (ii) annual installments of up to 15 years. If a Participant fails to elect a Disability form of distribution, payment shall be automatically made in the form of a lump-sum distribution.

(c)	Modification of Form of Payment
A Participant may elect to modify the form of any benefit payment made in accordance with this Section 5.4, provided that the new distribution election must be made at least 12 months in advance of the distribution date and may not take effect for at least 12 months after the date the new distribution election is made, in accordance with the requirements of Code Section 409A.
5.5    Distributions Due to Unforeseeable Emergency
Prior to Separation from Service, a Participant may receive a distribution of all or a portion of his or her Account upon demonstrating severe financial hardship due to an unforeseeable emergency in accordance with Code Section 409A and the regulations and other guidance issued thereunder.
For purposes of this Plan, an “unforeseeable emergency” is an unanticipated emergency that is caused by events beyond the control of the Participant or Beneficiary and would result in severe financial hardship if early withdrawal were not permitted.
This definition includes, but is not limited to: sudden unexpected illness or accident of the Participant or of a dependent (as defined in Internal Revenue Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Expenses related to sending a Participant’s child to college or purchasing a home are not unforeseeable emergencies for purposes of this Section 5.5. The Committee shall determine additional exclusions to the definition of an unforeseeable emergency on a case by case basis.

The Committee will determine the existence of severe financial hardship due to an unforeseeable emergency in a uniform and nondiscriminatory manner. The determination will be based on the supporting facts, circumstances, and documentation provided by the Participant. The Plan will permit early distribution only to the extent the hardship cannot be relieved by insurance, liquidation of other assets (to the extent the liquidation itself will not cause severe financial hardship), or cessation of deferrals under the Plan.
Withdrawals from Participants’ Accounts made in accordance with this Section 5.5 will be limited to the amount reasonably necessary to satisfy the emergency need, plus applicable taxes.
In the event that a distribution is made to a Participant in accordance with this Section 5.5, the Participant’s deferrals under the Plan shall be automatically terminated and the Participant shall not eligible to re-enroll in the Plan until the enrollment period for the Plan Year that begins at least 12 months after such distribution.
5.6    Distribution Prior to Separation From Service

(a)	Time of Payment
During the annual enrollment for each Plan Year, a Participant may designate a date or dates that any portion of his or her Base Salary, Bonus deferrals and RSU deferrals attributable to such Plan Year shall be paid prior to Separation from Service. Any such distribution date must be no earlier than January 1 of the third Plan Year following the Plan Year with respect to which the deferral election was effective. By way of example, the earliest in-service distribution date for amounts attributable to the 2008 Plan Year would be January 1, 2011. At the time a Participant makes a deferral election with respect to restricted stock units, the Participant may also designate a date in a future Plan Year prior to Separation from Service on which all or a portion of the deferred restricted stock units shall be paid. Such date must be no earlier than January 1 of the third Plan Year following the Plan Year in which the restricted stock units are credited to the Participant’s Stock Account under the Plan.

(b)	Form of Payment
At the time that a deferral election is made under this Section 5.6, a Participant shall elect whether the in-service distributions will be distributed in the form of: (i) a single lump-sum distribution; or (ii) a series of installment payments of a period of time not to exceed five years.

(c)	Modification of Time and/or Form of Payment
Subsequent to the Participant’s initial distribution election with respect to any Plan Year under this Section 5.6, the Participant may elect to modify, an unlimited number of times, the time and/or form of the payment of any benefit paid under this Section 5.6 subject to the following:

(i)
the new distribution election must be made at least 12 months in advance of the originally scheduled distribution date and may not take effect for at least 12 months after the date the new distribution election is made;

(ii)	the new distribution date must be at least five Plan Years from the date such payment would otherwise have been made; and

(iii)	the new distribution election shall not, with respect to time or form of payment, accelerate the schedule of any payment, except as permitted under the regulations under Code Section 409A.
Notwithstanding the foregoing provisions of this Section 5.6, if a Participant elects a distribution at one or more specific future dates under this Section 5.6 but becomes entitled to a distribution under Section 5.1, 5.2, 5.3 or 5.4 prior to any such date, distribution shall commence pursuant to Section 5.1, 5.2, 5.3 or 5.4, as applicable. For purposes of the preceding sentence, installment payments made to a Participant shall be treated as a right to a series of separate payments. Each subsequent election modification made under this Section 5.6 must comply with paragraphs (i), (ii) and (iii) above (as if the previously revised distribution date was the originally scheduled distribution date).
5.7    Distributions Made To Specified Employees
Notwithstanding any provision of this Article V to the contrary, if a Participant is a Specified Employee at the time the Participant is to receive any distribution due to his or her Separation from Service (including “Retirement”), such Participant’s distribution shall be made (or commence to be made) on the first day following the six (6) month anniversary of his or her Separation from Service.
5.8    Distribution of Small Sums
Notwithstanding the foregoing provisions of this Article V or any Participant election to the contrary, if at the time distribution of a Participant’s Account is to commence, the total value of the Account is less than the limitation then in effect under Code Section 402(g)(1)(B), the Participant’s Account shall be paid in a single lump sum payment.

ARTICLE 6
NON-ASSIGNABILITY
Neither a Participant nor any Beneficiary of a Participant shall have any right to commute, sell, assign, pledge, transfer or otherwise convey the right to receive his or her Account until his Account is actually distributed to the Participant or Beneficiary. The portion of the Account which has not been distributed shall not be subject to attachment, garnishment or execution for the payment of any debts, judgments, alimony or separate maintenance and shall not be transferable by operation of law in the event of bankruptcy or insolvency of a Participant or a Participant’s Beneficiary. Notwithstanding the foregoing or any other provision in this Plan to the contrary, the Plan will recognize a qualified domestic relations order relating to the division of a Participant’s Account and issued in connection with divorce proceeding.
ARTICLE 7
AMENDMENT OR TERMINATION OF THE PLAN
7.1    Amendment
Ashford Inc., by action of its Board of Directors or authorized committee, may, at any time and from time to time, amend, in whole or in part, any of the provisions of this Plan. Any such amendment is binding upon all Participants and their Beneficiaries, the Committee and all other parties in interest.
7.2    Termination
Ashford Inc. reserves the right to terminate the Plan at any time by action of its Board of Directors. Upon the termination of the Plan, Participants’ Account balances shall remain in the Plan until the Participant becomes eligible for the distribution of benefits as provided in Article V. Notwithstanding the foregoing, the Board, in its discretion, may elect to distribute Participants’ Account balances following termination of the Plan, in which case the entire vested Account balances of all Participants shall be distributed during the period beginning 12 months after such termination date and ending 24 months after such termination date, notwithstanding any installment payment elections made by Participants; provided, however, if the Plan is terminated in connection with a change in control of Ashford Inc. (within the meaning of Code Section 409A), then all Account balances shall be distributed within 12 months after such change in control, and any such distributions must comply with the requirements of Treas. Reg. § 1.409A-3(i)(4)(ix).
7.3    When Amendments Take Effect
A resolution amending or terminating the Plan becomes effective as of the date specified therein.

7.4    Restriction on Retroactive Amendments
No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.
ARTICLE 8
PLAN ADMINISTRATION
8.1    The Administrative Committee
The Plan shall be administered by a Committee appointed by Ashford Inc.’s Board of Directors. Ashford Inc. may remove any member of the Committee at any time, with or without cause, and may fill any vacancy. If a vacancy occurs, the remaining member or members of the Committee have full authority to act. Ashford Inc. is responsible for transmitting to any trustee the names and authorized signatures of the members of the Committee and, as changes take place in membership, the names and signatures of new members. Any member of the Committee may resign by delivering his written resignation to Ashford Inc., any trustee and the Committee. Any such resignation becomes effective upon its receipt by Ashford Inc. or on such other date as is agreed to by Ashford Inc. and the resigning member. The Committee may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and the administration of the Plan. Initially, the Committee referenced in this Section 8.1 shall be the compensation committee of the board of directors of Ashford Inc.
8.2    Powers of the Committee
In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:

(a)	to conclusively determine all questions relating to eligibility to participate in the Plan;

(b)	to compute and certify to any trustee or other appropriate party the amount and kind of distributions payable to Participants and their Beneficiaries;

(c)	to maintain all records necessary for the administration of the Plan that are not maintained by the Company, record keeper or any trustee;

(d)	to conclusively construe and interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;

(e)	to establish and modify the method of accounting for the Plan or any Trust;

(f)	to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(g)	to perform any other acts necessary and proper for the administration of the Plan, except those that are to be performed by the record keeper or trustee, if any.
8.3    Indemnification

(d)	Indemnification of Members of the Committee by the Company
The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her action or failure to act in such capacity, excepting only expenses and liabilities arising out of the member’s own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.

(e)	Liabilities for Which Members of the Committee are Indemnified
Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.

(f)	Company’s Right to Settle Claims
The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.
8.4    Claims Procedure
A Participant or Beneficiary or other person who feels he or she is being denied any benefit or right provided under the Plan (hereinafter referred to as “Claimant”) may file a written claim with the Committee or its delegate setting forth the claim. Any such claim shall be signed by the Claimant and shall be considered filed on the date the claim is received by the Company or prescribed addressee. The claim must be addressed as prescribed by the Company. If a Participant shall fail to file a request for review in accordance with the procedures described herein, such Participant shall have no right to review and shall have no right to bring action in any court and the denial of the claim shall become final and binding on all persons for all purposes.

(a)	Committee Action
The Committee or its delegate shall, within 90 days after its receipt of such claim make its determination. However, in the event that special circumstances require an extension of time for processing the claim, the Committee or its delegate shall provide such Claimant with its determination not later than 180 days after receipt of the Claimant’s claim, but, in such event, the Committee or its delegate shall furnish the Claimant, within 90 days after its receipt of such claim, notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that its determination will be furnished.
In the event the claim is denied, the Committee or its delegate shall provide such Claimant a statement of the Adverse Benefit Determination, as defined in subsection (d) below. The notice of Adverse Benefit Determination shall contain the following:

(i)	the specific reason or reasons for Adverse Benefit Determination;

(ii)	a reference to the specific provisions of the Plan upon which the Adverse Benefit Determination is based;

(iii)	a description of any additional material or information that is necessary for the Claimant to perfect the claim;

(iv)	an explanation of why that material or information is necessary; and

(v)
an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on final appeal.

(b)	Procedures for Appealing an Adverse Benefit Determination
Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his or her authorized representative, may request, in writing, that the Committee or its delegate review the claim and may request to appear before the Committee or its delegate for such review. If the Claimant does not request a review of the Adverse Benefit Determination within such 60 day period, the Claimant shall be barred and estopped from appealing the Committee’s or its delegate’s Adverse Benefit Determination. The appeal shall be filed with the Committee or prescribed addressee at the address prescribed by the Company, and it shall be considered filed on the date it is received by the prescribed addressee.
The Claimant shall have the rights to:

(iv)	submit written comments, documents, records and other information relating to the claim for benefits;

(v)	request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claim for benefits.

(c)	Response on Appeal
Within 60 days after receipt by the Committee or its delegate of a written application for review of a Claimant’s claim, the Committee or its delegate shall notify the Claimant of its decision; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee or its delegate shall so notify the Claimant of its decision not later than 120 days after receipt of such application.
In the event the Committee’s or its delegate’s decision on appeal is adverse to the Claimant, the Committee or its delegate shall issue a notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the Adverse Benefit Determination on Appeal;

(ii)	reference to specific plan provisions on which the benefit determination is based; and

(iii)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

(d)	Definition
As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit.
8.5    Expenses
The members of the Committee serve without compensation for services as such. All expenses of the Committee are paid by the Company.
8.6    Conclusiveness of Action
Any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Plan, including Beneficiaries.

ARTICLE 9
MISCELLANEOUS
9.1    Compliance With Code Section 490A
Notwithstanding any provision in this Plan to the contrary, this Plan shall be interpreted and construed in accordance with Code Section 409A and regulations and other interpretative guidance issued thereunder, including without limitation any regulations or other guidance that may be issued after the effective date of this restatement. Notwithstanding any provision of this Plan to the contrary, Ashford Inc. may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures having a retroactive effect), or take any other actions, that Ashford Inc. determines is necessary or appropriate to preserve the intended tax treatment of the benefits provided under the Plan and/or to comply with Code Section 409A.
9.2    Plan Not a Contract of Employment
The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant or to be a consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his or her rights as a Participant in the Plan.
9.3    No Rights Under Plan Except as Set Forth Herein
Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.
9.4    Other Benefit Plans
Deferred compensation under this Plan shall not be deemed to be compensation for purposes of determining a Participant’s benefit or credit under any plan of the Company qualified under Code Section 401(a), or any life insurance plan or disability plan established or maintained by the Company, except to the extent specifically provided in such other plan.
9.5    Withholding of Taxes
The Company shall cause taxes to be withheld from an Account distributed hereunder as required by law. For each Plan Year in which any deferral is made under Section 3.1, the Company shall withhold from that portion of the Participant’s compensation that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such deferral amount.
9.6    Plan elections prior to the Spin-Off of the Company from Ashford Trust.
Unless new Plan elections are made by the Participants, all Plan elections made prior to the spin-off of Ashford Inc. from Ashford Trust shall continue to be given effect under the Plan (other than any elections referring to Ashford Trust stock), including, if applicable, by substituting references to the Company in place of Ashford Trust.
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IN WITNESS WHEREOF, Ashford Inc. has caused this document to be executed by its duly authorized officer this 12th day of November, 2014, to be effective as of such date.
ASHFORD INC.
By: /s/ DAVID A. BROOKS
Name: David A. Brooks
Title: Chief Operating Officer and General Counsel